Exhibit 99.1

REALTY INCOME ANNOUNCES FIRST QUARTER 2020 EARNINGS RELEASE DATE, DRAWS $1.20 BILLION ON REVOLVING CREDIT FACILITY, AND WITHDRAWS 2020 GUIDANCE

SAN DIEGO, CALIFORNIA, April 9, 2020….Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced the company will release its operating results for the quarter ended March 31, 2020 after the market closes on May 4, 2020. The company will host its conference call on May 5, 2020 at 11:30 a.m. PT to discuss the operating results.

Additionally, the company recently borrowed an additional $1.20 billion under its revolving credit facility, as to further strengthen its liquidity position and to enhance its financial flexibility. The total capacity of the revolving credit facility is $3.0 billion, of which, as of April 9, 2020, after giving effect to the recent borrowings, approximately $1.2 billion of capacity remains, excluding the revolving credit facility’s $1.0 billion accordion feature. Under the revolving credit facility, the company’s current A- / A3 credit ratings provide for a borrowing rate of LIBOR (London Interbank Offered Rate) plus 77.5 basis points. As of April 9, 2020, giving effect to the recent borrowings, the company has a cash balance of $1.25 billion.

Given the economic uncertainty and rapidly-evolving circumstances related to the COVID-19 pandemic, the company is withdrawing its previously issued 2020 guidance and is not providing an updated outlook at this time.

To access the conference call, dial (877) 701-6180. When prompted, provide the conference ID 2238836.

A telephone replay of the conference call can also be accessed by calling (800) 585-8367 and entering the conference ID 2238836. The telephone replay will be available through May 19, 2020.

A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com. A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. The webcast replay will be available through May 19, 2020. No access code is required for this replay.

About the Company
Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing stockholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 6,400 real estate properties owned under long-term lease agreements with commercial tenants. To date, the company has declared 597 consecutive common stock monthly dividends throughout its 51-year operating history and increased the dividend 106 times since Realty Income's public listing in 1994 (NYSE: O). The company is a member of the S&P 500 Dividend Aristocrats® index. Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Investor Contact:
Jonathan Pong, CFA, CPA
Senior VP, Capital Markets and Finance
(858) 284-5177